Exhibit 107

Calculation of Filing Fee Tables

Registration Statement on Form S-8

IRIDIUM COMMUNICATIONS INC.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(h)	7,000,000	$52.81 (2)	$369,670,000	$110.20 per million	$40,738
Total Offering Amounts					$369,670,000		$40,738
Total Fee Offsets							-
Net Fee Due							$40,738

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s Amended and Restated 2015 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)
The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on July 25, 2023.